EXHIBIT 99.1


                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned parties hereby agrees to file jointly a statement on Schedule 13G (including any amendments thereto) with respect to the Common Stock, $.001 par value per share, of Discovery Laboratories, Inc.

         The undersigned acknowledge that each shall be responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party shall not be responsible for the completeness and accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

         It is understood and agreed that a copy of this joint filing agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, as filed on behalf of the undersigned parties.

Dated:  February 22, 2005               LABORATORIOS DEL DR. ESTEVE, S.A.


                                        /s/ Jose M. Rafols Ferrer
                                        ----------------------------------------
                                        Name:  Jose M. Rafols Ferrer
                                        Title: Financial Director


                                        LABORATORIOS P.E.N., S.A.


                                        /s/ Jose M. Rafols Ferrer
                                        ----------------------------------------
                                        Name:  Jose M. Rafols Ferrer
                                        Title: Financial Director


                                        ANTONIO ESTEVE


                                        /s/ Antonio Esteve
                                        ----------------------------------------
                                        Name:  Antonio Esteve